As filed with the Securities and Exchange Commission on May 4, 2021
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Turning Point Brands, Inc.
(Exact name of registrant as specified in its charter)

Delaware	20-0709285
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5201 Interchange Way
Louisville, Kentucky 40229
(502) 778-4421
(Address of Principal Executive Offices,
including zip code and telephone number)

TURNING POINT BRANDS, INC. 2021 EQUITY INCENTIVE PLAN
(Full title of the plan)
Lawrence S. Wexler
Chief Executive Officer
5201 Interchange Way
Louisville, Kentucky 40229
(502) 778-4421
(Name, address and telephone number,
including area code, of agent for service)

Copies to:
Brett Nadritch	Brittani Cushman
Milbank LLP	Senior Vice President, General Counsel
55 Hudson Yards	and Secretary
New York, New York 10001	5201 Interchange Way
(212) 530-5000	Louisville, Kentucky 40229
(502) 778-4421

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller Reporting Company ☐
Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)		Proposed maximum offering price per unit		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock par value $0.01	1,390,052	(3)	$48.69	(4)	$67,681,632	(4)	$7,385

(1)
Turning Point Brands, Inc. (the “Company”) has previously registered 1,400,000 shares of the Company’s voting common stock, par value $0.01 per share (the “Common Stock”) for issuance under the Turning Point Brands, Inc. 2015 Equity Incentive Plan (the “2015 Plan”). The Company’s shareholders approved the Turning Point Brands, Inc. 2021 Equity Incentive Plan (the “2021 Plan”) at the annual meeting of shareholders held on May 4, 2021, which authorizes the issuance of awards for 1,290,000 shares of Common Stock under the 2021 Plan. This registration statement is registering 1,390,052 shares of Common Stock, representing the 1,290,000 shares of Common Stock issuable under the 2021 Plan pursuant to the terms of the 2021 Plan, plus 100,052 shares of Common Stock remaining available for issuance under the 2015 Plan that will be available for issuance under the 2021 Plan.

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional shares of Common Stock as may become issuable pursuant to the adjustment provisions of the 2021 Plan, including stock splits, stock dividends or similar transactions.

(3)
Consists of 1,290,000 shares of Common Stock issuable in respect of awards to be granted under the 2021 Plan, plus 100,052 shares of Common Stock remaining available for issuance under the 2015 Plan that will be available for issuance under the 2021 Plan pursuant to the terms of the 2021 Plan.

(4)
Pursuant to Rule 457(c) and 457(h) of the Securities Act, the proposed maximum aggregate offering price and the amount of the registration fee for these shares are estimated for the purpose of calculating the amount of the registration fee and are based on a maximum offering price per shares of $48.69, which represents the average of the high and low prices of shares of Common Stock of the registrant as reported on the New York Stock Exchange on April 29, 2021.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Company will provide free of charge to all participants in the 2021 Plan with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with the rules and regulations of the Commission, the Company has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement on Form S-8 (this “Registration Statement”) pursuant to Item 3 of Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents have been filed by the Company with the Commission and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2020 as filed with the Commission on February 19, 2021;

(b) The Company’s definitive proxy statement on Schedule 14A as filed with the Commission on March 25, 2021 (the “2021 Proxy”);

(c) The Company’s Current Reports on Form 8-K, as filed with the Commission on March 24, 2021, March 23, 2021, March 5, 2021, February 18, 2021, February 11, 2021, February 5, 2021 and February 1, 2021 (other than any reports or portions thereof that are furnished under Item 2.02 or Item 7.01 and any exhibits included with such Items); and

(d) The description of the Company’s common stock contained in the prospectus forming part of the Company’s Registration Statement on Form S-1, as amended (File No. 333-207816), originally filed with the Securities and Exchange Commission on November 5, 2015, which description has been incorporated by reference in Item 1 of the Company’s Registration Statement on Form 8-A, filed pursuant to Section 12(b) of the Exchange Act, on May 4, 2016, including any amendment or report filed for the purpose of updating, changing or otherwise modifying such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Information in Current Reports on Form 8-K furnished to the Commission, including under Item 2.02 or 7.01 of Form 8-K, prior, subsequent to the date hereof will not be incorporated herein by reference.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or the DGCL, which the Company is subject to, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Under Section 145 of the DGCL, a corporation shall indemnify an agent of the corporation for expenses actually and reasonably incurred if and to the extent such person was successful on the merits in a proceeding or in defense of any claim, issue or matter therein.

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act, as amended. Our certificate of incorporation and amended and restated bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the DGCL. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except liability:

•	for any breach of the director’s duty of loyalty to our company or our stockholders;

•	for any act or omission not in good faith or that involves intentional misconduct or knowing violation of law;

•	under Section 174 of the DGCL regarding unlawful dividends and stock purchases; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors or officers of corporations, then the personal liability of our directors and officers will be further limited to the fullest extent permitted by the DGCL.

The Company has entered into indemnification agreements with its directors and officers containing provisions that are in some respects broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require the Company, among other things, to indemnify its directors to the fullest extent permitted by law against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company also entered into indemnification agreements with our future directors and officers and with Standard General.

The Company maintains liability insurance policies that indemnify its directors and officers against various liabilities, including certain liabilities arising under the Securities Act and the Exchange Act that may be incurred by them in their capacity as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling our company pursuant to such provisions, the Company has been informed that in the opinion of the SEC such  indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Company with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Description
4.1*	Form of Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 16, 2016)

4.2*	Amended and Restated By-laws (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed on October 27, 2020).

5.1**	Opinion of Milbank LLP.

23.1**	Consent of RSM US LLP.

23.2**	Consent of Milbank LLP (contained in Exhibit 5.1 hereto).

24.1**	Powers of Attorney (included on the signature page hereof).

99.1*	Form of Turning Point Brands, Inc. 2021 Equity Incentive Plan (incorporated herein by reference to Appendix A to the Company’s 2021 Proxy).

*	Incorporated by reference as indicated.

**	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Darien, State of Connecticut, on May 4, 2021.

TURNING POINT BRANDS, INC.

By:	/s/ Lawrence S. Wexler
	Name:	Lawrence S. Wexler
	Title:	Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below appoints Lawrence S. Wexler, Luis Reformina and Brittani Cushman, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and the dates indicated.

Signature	Title	Date

/s/ Lawrence S. Wexler
Lawrence S. Wexler	Chief Executive Officer	May 4, 2021

/s/ Luis Reformina
Luis Reformina	Chief Financial Officer	May 4, 2021

/s/ Brian Wigginton
Brian Wigginton	Chief Accounting Officer	May 4, 2021

/s/ David Glazek
David Glazek	Chairman of the Board of Directors	May 4, 2021

/s/ Gregory H.A. Baxter
Gregory H.A. Baxter	Director	May 4, 2021

/s/ Ashley Davis Frushone
Ashley Davis Frushone	Director	May 4, 2021

/s/ H.C. Charles Diao
H.C. Charles Diao	Director	May 4, 2021

/s/ Assia Gazioli-Venier
Assia Gazioli-Venier	Director	May 4, 2021

/s/ Stephen Usher
Stephen Usher	Director	May 4, 2021

/s/ Arnold Zimmerman
Arnold Zimmerman	Director	May 4, 2021